UNITED STATES

                        SECURITIES AND EXCHANGE COMMISION

                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

SEC FILE NUMBER:  811-08516

(Check One):  [  ]Form 10-K  [  ]Form 20-F  [  ]Form 11-K  [  ]Form 10-Q
[X]Form N-SAR

For Period Ended:    12/31/99
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[     ]Transition Report on Form 10-K
[     ]Transition Report on Form 20-F
[     ]Transition Report on Form 11-K
[     ]Transition Report on Form 10-Q
[     ]Transition Report on Form N-SAR
For the Transition Period Ended:
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Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be constructed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

Rupay-Barrington Funds, Inc. (Rupay-Barrington Total Return Fund,
Rupay-Barrington Value Equity Fund, Rupay-Barrington Growth
                       ------------------------------------
Fund)________________________________________
Full Name of Registrant

Rupay-Barrington total Return Fund,
-----------------------------------
Inc.____________________________________________
Former Name if Applicable

1000 Ballpark Way, Suite

302_____________________________________________________
Address of Principal Executive Office (Street and Number)

Arlington, Texas

76011___________________________________________________________
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;


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[X]        (b) The subject annual report,  semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c)  The  accountant's   statement  or  other  exhibit  required  by  Rule
           12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be file within the prescribed time period.

                     Resignation of Auditors

PART IV - OTHER INFORMATION

Name and telephone number of person to contact in regard to this notification

Frederick C. Summers, III      (214)________        368-1800_________
--------------------------     -----                --------
      Name                Area Code            Telephone Number

(2)Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X]Yes |_| No

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(3)   Is it anticipated  that any  significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
   thereof?                               |_|  Yes       [X]No

   If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Rupay - Barrington Funds, Inc.____________________
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(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date       February 29, 2000                   By  /s/ Dixon R. Holman,
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                                                   Vice President